UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

______________________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

February 13, 2007
Date of Report (Date of earliest event reported)

The Hershey Company
(Exact name of registrant as specified in its charter)

Delaware
(State or other jurisdiction of incorporation)

1-183	23-0691590
(Commission File Number)	(IRS Employer Identification No.)

100 Crystal A Drive, Hershey, Pennsylvania 17033
(Address of Principal Executive Offices) (Zip Code)

Registrant's telephone number, including area code: (717) 534-4200

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

INFORMATION TO BE INCLUDED IN REPORT

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On February 12, 2007, the Compensation and Executive Organization Committee (Committee) of our Board of Directors approved 2007 base salaries and incentive compensation awards for the executive officers who were named in the Summary Compensation Table of our 2006 Proxy Statement, other than Richard H. Lenny, our Chairman of the Board, President and Chief Executive Officer, whose base salary and incentive compensation awards were recommended by the Committee to the independent members of our full Board for approval on February 13, 2007. We refer to Mr. Lenny and these other executive officers as our “named executive officers.”

Base Salaries for 2007. The Committee increased David J. West’s 2007 base salary to $650,000 in recognition of his promotion on January 24, 2007 to the position of Executive Vice President, Chief Operating Officer. The Committee also increased Michele G. Buck’s base salary to $416,000. These adjusted base salaries are effective as of January 1, 2007. Base salaries for Marcella K. Arline, Thomas K. Hernquist and Burton H. Snyder were not increased above their 2006 levels. Similarly, the Committee recommended to the independent directors of our full Board a 2007 base salary for Mr. Lenny equal to his 2006 base salary. The independent directors approved that recommendation on February 13, 2007.

2007 Annual Incentive Program (AIP) Target Awards. The Committee approved 2007 contingent target awards for the named executive officers other than Mr. Lenny, and recommended to the independent directors as a group a 2007 contingent target award for Mr. Lenny, under the annual incentive program (AIP) of our Key Employee Incentive Plan (“Incentive Plan”). The final award, if any, will be calculated as the product of the executive officer’s base salary, applicable target percentage and a corporate performance score reflecting the Company’s achievement of certain growth objectives in 2007. These corporate growth objectives are based upon the Company’s earnings per share-diluted (weighted 40%), consolidated net sales (weighted 40%) and earnings before interest and taxes (EBIT) margin (weighted 20%). The range of the target percentages of base salary used in the 2007 AIP contingent target awards for the named executive officers other than Mr. Lenny is 60% to 80%, and the target for Mr. Lenny is 125%. The independent directors as a group approved the Committee’s recommended 2007 AIP contingent target award for Mr. Lenny on February 13, 2007.

Performance Stock Units (PSUs) for the 2007-2009 Cycle. The Committee also approved contingent target awards of PSUs under the Incentive Plan for the named executive officers other than Mr. Lenny, and recommended to the independent directors as a group a contingent target award of PSUs for Mr. Lenny, for the 2007-2009 PSU performance cycle. PSU awards are based upon a percentage of the named executive officer’s base salary and are earned, if at all, upon the Company’s achievement of certain performance objectives over the three-year cycle. The performance objectives for the 2007-2009 performance cycle are the Company’s three-year compound annual growth in earnings per share-diluted measured against an internal target and the Company’s total stockholder return (TSR) over the three-year period measured against the TSR of a peer group of companies. The total performance score can range from a minimum of 0% to a maximum of 250% based upon each of the performance measurements having a 50% weighted value in the formula. Upon completion of the performance cycle, an award will be paid on the basis of the number of PSUs originally awarded to the executive, the Company’s performance against the performance objectives for the cycle and the value per unit, which is determined at the conclusion of the cycle based upon the average of the daily closing prices of our Common Stock on the New York Stock Exchange in December of the final year of the cycle. Awards will be paid only in shares of our Common Stock. The independent directors as a group approved the Committee’s recommended contingent target PSU award for Mr. Lenny on February 13, 2007.

Stock Option Grants. The Committee customarily grants stock options to executive officers and various other management and professional employees in February of each year. This year, however, the Committee elected to delay the grant of stock options until after the 2007 annual meeting of stockholders, when stockholders will be asked to vote on amendments to the Incentive Plan adopted by the Board at its February meeting. The amendments are contingent on stockholder approval. The amendments include, among other things, a change to the method for determining the exercise price of an option grant. Under the Incentive Plan as currently in effect, the exercise price is the closing price of our Common Stock on the New York Stock Exchange (NYSE) on the trading day immediately preceding the grant date. The amended Incentive Plan would set the exercise price as the closing price of our Common Stock on the NYSE on the date of grant.

The Committee will hold a special meeting on April 23, 2007, to consider and approve its 2007 stock option grant. Immediately following this special Committee meeting, the independent members of our Board will meet to consider and act upon the Committee’s recommended 2007 stock option grant to Mr. Lenny.

Additional information regarding the compensation of the Company’s executive officers will be provided in the Company’s Proxy Statement for the 2007 Annual Meeting of Stockholders, which will be filed in March 2007.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Date:  February 13, 2007

THE HERSHEY COMPANY
By: /s/ Burton H. Snyder
Burton H. Snyder, Senior Vice President General Counsel and Secretary